Exhibit 99.6

COMPRESSOR SYSTEMS, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Independent Auditors’ Report	2
Consolidated Balance Sheets September 30, 2011, 2012 and 2013 and March 31, 2014 (Unaudited)	3
Consolidated Statements of Income and Comprehensive Income Years Ended September 30, 2011, 2012 and 2013 and Six Months Ended March 31, 2013 and 2014 (Unaudited)	4
Consolidated Statements of Changes in Stockholder’s Equity Years Ended September 30, 2011, 2012 and 2013 and Six Months Ended March 31, 2014 (Unaudited)	5
Consolidated Statements of Cash Flows Years Ended September 30, 2011, 2012 and 2013 and Six Months Ended March 31, 2013 and 2014 (Unaudited)	6
Notes to Consolidated Financial Statements	8

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Compressor Systems, Inc.

We have audited the accompanying consolidated financial statements of Compressor Systems, Inc. and Subsidiaries, which comprise the consolidated balance sheets as of September 30, 2011, 2012 and 2013, and the related consolidated statements of income and comprehensive income, changes in stockholder’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Compressor Systems, Inc. and subsidiaries as of September 30, 2011, 2012 and 2013, and the results of their operations and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Midland, Texas	/s/ JOHNSON MILLER & CO., CPA’s PC
December 13, 2013

COMPRESSOR SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30,			March 31, 2014
	2011	2012	2013
				(Unaudited)
ASSETS
Current Assets
Cash	$302	309	2,159	1,559
Accounts receivable	33,601	50,713	23,545	32,612
Inventories	64,904	94,879	61,969	75,443
Deferred income tax	3,207	3,290	4,003	4,870
Other current assets	2,215	1,309	1,834	2,533

Total current assets	104,229	150,500	93,510	117,017
Rental Equipment, Net	280,034	348,859	391,612	404,199
Property, Plant and Equipment, Net	20,637	31,131	29,619	29,083
Other Assets	26,007	19,882	1,555	1,555

Total assets	$430,907	550,372	516,296	551,854

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable:
Trade	$27,571	39,949	18,874	25,029
Related party	2,372	3,739	5,377	9,637
Accrued expenses	15,274	19,478	18,468	13,509
Deferred revenue	31,024	61,831	22,669	35,217

Total current liabilities	76,241	124,997	65,388	83,392
Related Party Debt	64,307	105,234	94,313	95,803
Deferred Income Tax	81,913	99,348	112,084	113,308

Total liabilities	222,461	329,579	271,785	292,503

Commitment and Contingencies
Stockholder’s Equity
Common stock, $10 par value; 10,000 shares authorized; 1,755 shares issued and outstanding	18	18	18	18
Additional paid-in capital	6,962	9,416	11,750	14,455
Accumulated other comprehensive loss	(621)	(326)	(373)	(378)
Retained earnings	202,087	211,685	233,116	245,256

Total stockholder’s equity	208,446	220,793	244,511	259,351

Total liabilities and stockholder’s equity	$430,907	550,372	516,296	551,854

See accompanying notes to consolidated financial statements.

COMPRESSOR SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands)

	Years Ended September 30,			Six months Ended March 31,
	2011	2012	2013	2013	2014
				(Unaudited)	(Unaudited)
Continuing Operations:
Revenues	$277,389	371,274	345,590	198,454	163,711
Cost of revenues, excluding depreciation	181,188	255,815	221,620	130,692	105,826
Selling, general and administrative expenses	34,296	37,699	31,040	16,905	18,223
Depreciation expense	28,927	31,114	36,617	17,642	19,638
Other income (expense):
Interest expense	(2,963)	(3,180)	(2,434)	(1,273)	(1,100)
Interest and other income	1,846	2,560	1,994	1,144	641

Income from continuing operations before income taxes	31,861	46,026	55,873	33,086	19,565

Provision for income tax expense (benefit):
Federal income taxes
Current	(2,947)	(3,256)	6,230	6,079	8,577
Deferred	13,031	19,470	12,205	5,661	(1,752)
State income taxes	1,353	(1,139)	618	864	502
Foreign income taxes	—	—	—	—	98

Total provision for income tax expense	11,437	15,075	19,053	12,604	7,425

Income From Continuing Operations	20,424	30,951	36,820	20,482	12,140
Income (Loss) From Discontinued Operations	(1,388)	(11,353)	273	—	—

Net Income	19,036	19,598	37,093	20,482	12,140
Other Comprehensive Income (Loss)
Unrealized income (loss) on foreign currency translation	(621)	295	(47)	(90)	(5)

Comprehensive Income	$18,415	19,893	37,046	20,392	12,135

See accompanying notes to consolidated financial statements.

COMPRESSOR SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

Years Ended September 30, 2011, 2012, 2013 and Six Months Ended March 31, 2014 (Unaudited)

(In thousands)

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total
Balance as of September 30, 2010	$18	5,285	—	193,051	198,354
Cash dividends paid to parent	—	—	—	(10,000)	(10,000)
Stock compensation expense contributed by parent	—	683	—	—	683
Profit sharing contributed by parent	—	994	—	—	994
Unrealized gain on foreign currency translation	—	—	(621)	—	(621)
Net income for year	—	—	—	19,036	19,036

Balance as of September 30, 2011	18	6,962	(621)	202,087	208,446
Cash dividends paid to parent	—	—	—	(10,000)	(10,000)
Stock compensation expense contributed by parent	—	1,106	—	—	1,106
Profit sharing contributed by parent	—	1,348	—	—	1,348
Unrealized gain on foreign currency translation	—	—	295	—	295
Net income for year	—	—	—	19,598	19,598

Balance as of September 30, 2012	18	9,416	(326)	211,685	220,793
Cash dividends paid to parent	—	—	—	(15,662)	(15,662)
Stock compensation expense contributed by parent	—	717	—	—	717
Profit sharing contributed by parent	—	1,617	—	—	1,617
Unrealized loss on foreign currency translation	—	—	(47)	—	(47)
Net income for year	—	—	—	37,093	37,093

Balance as of September 30, 2013	18	11,750	(373)	233,116	244,511
Cash dividends paid to parent	—	—	—	—	—
Stock compensation expense contributed by parent (unaudited)	—	436	—	—	436
Profit sharing contributed by parent (unaudited)	—	2,269	—	—	2,269
Unrealized loss on foreign currency translation (unaudited)	—	—	(5)	—	(5)
Net income for six months (unaudited)	—	—	—	12,140	12,140

Balance as of March 31, 2014 (unaudited)	$18	14,455	(378)	245,256	259,351

See accompanying notes to consolidated financial statements.

COMPRESSOR SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended September 30,			Six months Ended March 31,
	2011	2012	2013	2013	2014
				(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$19,036	19,598	37,093	20,482	12,140
(Income) loss from discontinued operations	1,388	11,353	(273)	—	—

Income from continuing operations	20,424	30,951	36,820	20,482	12,140
Adjustments to reconcile income from continuing operations to net cash provided by operating activities—continuing operations:
Depreciation	28,927	31,114	36,617	17,642	19,638
Assets transferred and liabilities assumed by continuing operations	—	(4,727)	273	—	—
Bad debt expense	108	1,152	55	33	71
Stock compensation expense contributed by parent	683	1,106	717	286	436
Foreign currency exchange rate adjustment	(602)	295	(47)	(90)	(5)
Deferred tax expense	13,860	17,352	12,023	5,298	357
(Decrease) increase in deferred revenue	7,702	31,963	(39,162)	(28,694)	12,548
Gain on sale of rental equipment	(5,025)	(2,813)	(3,284)	(1,224)	(1,256)
Loss on sale of property, plant and equipment	34	99	—	—	—
Decrease (increase) in operating assets:
Accounts receivable	6,359	(14,855)	29,644	27,273	(9,138)
Inventories	(3,773)	(30,927)	32,910	21,924	(13,474)
Other current assets	(287)	(2,524)	15,271	14,863	(699)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	8,060	16,386	(22,085)	(27,328)	1,196
Accounts payable related party	(659)	1,367	1,638	3,410	4,260

Net cash provided by operating activities—continuing operations	75,811	75,939	101,390	53,875	26,074

Cash flow from investing activities:
Additions to rental equipment	(55,996)	(101,292)	(78,228)	(40,646)	(35,495)
Additions to property, plant and equipment	(10,083)	(14,835)	(2,664)	(1,004)	(1,583)
Proceeds from the sale of rental equipment	12,328	7,233	6,318	3,067	6,645
Proceeds from the sale of property, plant and equipment	12	982	—	—	—
Cash paid to acquire Australian subsidiary	(5,059)	—	—	—	—

Net cash used in investing activities—continuing operations	(58,798)	(107,912)	(74,574)	(38,583)	(30,433)

Cash flows from financing activities:
Net change in related party debt	(8,529)	40,927	(10,921)	(1,549)	1,490
Payments of dividends	(10,000)	(10,000)	(15,662)	(15,662)	—
Profit sharing contribution by parent	994	1,348	1,617	1,617	2,269

Net cash (used in) provided by financing activities—continuing operations	(17,535)	32,275	(24,966)	(15,594)	3,759
Effect of exchange rate on cash	(19)	—	—	—	—

Net (decrease) increase in cash-continuing operations	(541)	302	1,850	(302)	(600)

COMPRESSOR SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—CONTINUED

(in thousands)

	Years Ended September 30,			Six months Ended March 31,
	2011	2012	2013	2013	2014
				(Unaudited)	(Unaudited)
Discontinued operations:
Operating cash flows	$295	(222)	(449)	—	—
Investing cash flows	—	(73)	449	—	—

Net cash used in—discontinued operations	295	(295)	—	—	—

Net (decrease) increase in cash	(246)	7	1,850	(302)	(600)

Cash at beginning of period—continuing operations	548	7	309	309	2,159
Cash at beginning of period—discontinued operations	—	295	—	—	—

Cash at end of period— continuing operations	7	309	2,159	7	1,559
Cash at end of period—discontinued operations	295	—	—	—	—

Cash at end of period	$302	309	2,159	7	1,559

See accompanying notes to consolidated financial statements.

COMPRESSOR SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2011, 2012 and 2013 and March 31, 2013 and 2014 (Unaudited)

1. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Compressor Systems, Inc. (“CSI”) and its wholly-owned subsidiaries (collectively referred to as the “Company”):

Pump Systems International, Inc. (“PSI”);

Rotary Compressor Systems, Inc. (“RCSI”);

Compressor Systems Australia Pty Ltd (“CSA”); and,

Compressor Systems de Mexico, S. de R.L. de C.V. (“CSM”).

CSI Compression Holdings, LLC

All significant intercompany balances and transactions were eliminated.

The Company is wholly-owned by Warren Equipment Company (the “Parent”).

Nature of Business

The Company provides gas compression equipment sales, rental, financing and maintenance services to the gas production, transportation and processing industries. PSI designs and sells fluid pump systems primarily to the oil industry in international markets. RCSI had no significant activities in 2011, 2012 and 2013.

CSI formed CSA in 2010, but had no significant operations until July 2011 when CSA purchased an existing business in Australia for $5,059,000. See Note 17 for discussion on CSA’s discontinued operations.

In 2011, CSI formed CSM but had no operations in 2011. CSM provides gas compression equipment and rentals to the gas production, transportation and processing industries in Mexico.

Interim Financial Statement Information

The accompanying consolidated financial statements as of and for the six months ended March 31, 2013 and 2014, have not been audited by the Company’s independent auditors. In the opinion of Company management, the unaudited consolidated financial statements reflect all adjustments necessary to present fairly the Company’s consolidated financial statements as of and for the six months ended March 31, 2013 and 2014. All such adjustments are of a normal, recurring nature. In preparing the unaudited consolidated financial statements, management of the Company has made certain estimates and assumptions that affect reported amounts in the consolidated financial statements and disclosures of contingencies. Actual results may differ from those estimates. The results for interim periods are not necessarily indicative of annual results.

Use of Estimates

Preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reporting and Functional Currency

The U.S. Dollar is the functional currency for the Company’s operations in Australia and Mexico. These foreign operations use their local currency, in addition to the U.S. Dollar, and therefore the financial results of the Company’s foreign subsidiaries are subject to foreign currency gains and losses.

The Company has adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 830, Foreign Currency Matter, which requires that the translation of the applicable foreign currency in U.S. dollars be performed for balance sheet monetary accounts using current exchange rates in effect at the balance sheet date, non-monetary accounts using historical exchange rates in effect at the time the transaction occurs and for revenue and expense accounts using a weighted average exchange rate during the period reported. Accordingly, the gains or losses resulting from such translation are shown as other comprehensive income in the consolidated statements of operations. A foreign currency translation loss of $621,000, a gain of $295,000 and a loss of $47,000 was recognized during the years ended September 2011, 2012 and 2013, respectively, and a loss of $90,000 and a loss of $5,000 was recognized for the six months ended March 31, 2013 and 2014 (unaudited), respectively.

Allowance for Doubtful Accounts

The Company’s allowance for doubtful accounts is based on current market conditions, and losses on uncollectible accounts have consistently been within management’s expectations. At September 30, 2011, 2012 and 2013 and March 31, 2014 (unaudited), the allowance for doubtful accounts was $539,000, $370,000, $526,000 and $506,000, respectively.

Inventories

Inventories are stated at the lower of cost or market. For parts and materials, cost is determined using average cost. Cost of work-in-process is determined using the specific identification method.

Rental Equipment

Rental equipment is recorded at cost. Depreciation of rental equipment is computed by the straight-line method based upon the estimated useful life of twenty years. Maintenance, repairs and minor renewals and replacements are charged to expense when incurred. Betterments and major renewals and replacements are capitalized.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is computed by the straight-line method based upon the estimated useful lives of the respective assets, as follows:

Building and improvements	15 to 30 years
Machinery and equipment	3 to 15 years
Transportation equipment	3 to 5 years

Maintenance, repairs and minor renewals and replacements are charged to expense when incurred. Betterments and major renewals and replacements are capitalized.

Impairment

The Company evaluates potential impairment of rental equipment, property, plant and equipment and other long-lived assets on an ongoing basis whenever events or circumstances indicate that carrying amounts may not be recoverable. As discussed in Note 17 for the year ended September 30, 2012, there was impairment expense of $2,188,000 related to discontinued operations. There were no impairments for the years ended September 30, 2011 and 2013 and for the six months ended March 31, 2013 and 2014 (unaudited).

Revenue Recognition

Revenue is recognized at the time the risks and rewards of ownership passed or when services are rendered. This occurs when the equipment, parts or service items are shipped per customers’ instructions, the sales price is fixed and determinable, and collection is reasonably assured.

Sales-Type Leases

Revenues and related costs on compressor leases are recognized at the time the Company leases the equipment, if the terms of the lease qualify as a sales-type lease. Unearned income arising from discounting the future lease payments of sales-type leases (including the bargain purchase option price) is recognized over the lives of the leases using the constant interest rate method.

Deferred Revenues

At September 30, 2011, 2012 and 2013 and March 31, 2014 (unaudited), the Company had deferred revenues associated with progressive billings to customers for the construction of certain compression equipment aggregating approximately $ 31,024,000, $61,831,000, $22,669,000 and $35,217,000, respectively.

Income Taxes

The Company follows the provisions of FASB ASC 740, Accounting for Income Taxes. Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company and its domestic subsidiaries are included in the consolidated U.S. federal income tax return of its Parent. State income taxes are computed on a separate return basis in accordance with the provisions of FASB ASC 740.

At September 30, 2013, the Parent did not have any significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements. Tax years 2010 through 2012 remain subject to examination by major tax jurisdictions.

Advertising Expense

All advertising costs are expensed when incurred. Advertising expenses were approximately $296,000, $412,000, and $238,000 for the years ended September 30, 2011, 2012 and 2013, respectively, and $152,000 and $148,000 for the six months ended March 31, 2013 and 2014 (unaudited), respectively.

Risk Concentration

Financial instruments that potentially subject the Company to concentrations of credit risk are its receivables. The Company sells its products to customers both domestically and internationally. The Company continuously evaluates the credit worthiness of its customers’ financial conditions and generally does not require collateral. The Company does not believe it is exposed to any material credit risk concentration.

Concentrations of Credit Risk—Cash

The Company maintains its cash balances at several financial institutions located in Texas, Mexico and Australia, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

Foreign Currency Exchange Rate Risk

Foreign currency exchange rate movements create a degree of risk by affecting the U.S. dollar value of sales made and costs incurred in foreign currencies. Movements in foreign currency rates also affect the Company’s competitive position as these changes may affect business practices and pricing strategies of non-U.S.-based competitors. Additionally, the Company’s foreign subsidiaries have balance sheet positions denominated in foreign currencies, thereby creating exposure to movements in exchange rates.

Environmental

The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and remediation is probable, and the costs can be reasonably estimated.

Stock-Based Compensation

As discussed in Note 14, the Parent has granted incentive options to purchase shares of its common stock to certain of the Company’s executive officers and key employees.

In accordance with FASB ASC 718, Share-Based Payments, stock-based compensation is determined based on the difference between the stock option exercise price and the related vested underlying common stock buy-sell purchase price determined over the stock option exercise period. See Note 14 for further discussion.

Recently Issued Accounting Pronouncements

Disclosures about offsetting assets and liabilities—In December 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-11 on disclosures about offsetting assets and liabilities. The ASU 2011-11 requires entities to disclose both gross and net information about instruments and transactions that are offset in the statement of financial position, as well as instruments and transactions that are subject to an enforceable master netting arrangement or similar agreement.

In January 2013, the FASB issued ASU 2013-01 clarifying the scope of the disclosures to apply only to derivatives, including bifurcated embedded derivatives, repurchase and reverse repurchase agreements, and securities lending and securities borrowing transactions. ASU 2013-01 was effective January 1, 2013, with retrospective application required. The ASU did not have a material impact on the Company’s consolidated financial statements.

Indefinite-lived intangible assets impairment testing—In July 2012, the FASB issued ASU 2012-02 on the testing of indefinite-lived intangible assets for impairment. The ASU allows entities to first perform a qualitative assessment to determine the likelihood of an impairment for an indefinite-lived intangible asset and whether it is necessary to perform the quantitative impairment assessment currently required. ASU 2012-02 was effective January 1, 2013 and did not have a material impact on the Company’s consolidated financial statements.

Reporting of amounts reclassified out of accumulated other comprehensive income—In February 2013, the FASB issued ASU 2013-02 on the reporting of reclassifications out of accumulated other comprehensive income. The ASU requires an entity to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income if the amount is reclassified to net income in its entirety in the same reporting period. For other amounts not required to be reclassified in their entirety to net income in the same reporting period, a cross reference to other disclosures that provide additional detail about the reclassification amounts is required. ASU 2013-02 was effective January 1, 2013 and did not have a material impact on the Company’s consolidated financial statements.

Joint and several liability arrangements—In February 2013, the FASB issued ASU 2013-04 on the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements. The ASU requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date, as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The entity is also required to disclose the nature and amount of the obligation as well as any other information about those obligations. ASU 2013-04 is effective January 1, 2014, with retrospective application required. We do not expect the adoption to have a material impact on the Company’s consolidated financial statements.

Parent’s accounting for the cumulative translation adjustment upon derecognition of certain subsidiaries or groups of assets within a foreign entity or of an investment in a foreign entity—In March 2013, the FASB issued ASU 2013-05 on the parent’s accounting for the cumulative translation adjustment (“CTA”) upon derecognition of certain subsidiaries or groups of assets within a foreign entity or of an investment in a foreign entity. The new standard clarifies existing ASU regarding when the CTA should be released into earnings upon various deconsolidation and consolidation transactions. ASU 2013-05 is effective January 1, 2014. We do not expect the adoption to have a material impact on the Company’s consolidated financial statements.

Presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists—In July 2013, the FASB issued ASU 2013-11 on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The ASU requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward in the financial statements if available under the applicable tax jurisdiction. ASU 2013-11 is effective January 1, 2014. We do not expect the adoption to have a material impact on the Company’s financial statements.

2. Deferred Stock Compensation

The Parent measures stock-based compensation awards using a fair value method and recognizes the related compensation expense in its financial statements. As discussed in Note 14, the Parent granted various stock options to the Company’s executive officers and key employees.

The Company recognizes its proportionate shares of the Parent’s FASB ASC 718, Shared-Based Payments compensation expense. For the years ended September 30, 2011, 2012 and 2013, the Company recognized stock compensation expense of $683,000, $1,106,000 and $717,000, respectively, and for the six months ended March 31, 2013 and 2014 (unaudited) recognized stock compensation expense of $286,000 and $436,000, respectively, which is reflected in the accompanying consolidated financial statements as additional paid in capital contributed by the Parent.

3. Fair Value of Financial Instruments

The carrying amount of cash, receivables, accounts payable and accrued liabilities as of September 30, 2012 and 2013 and March 31, 2014 (unaudited), approximates fair value because of the short maturity of these instruments and because of accrual provisions for any deficiencies.

The carrying amount of long-term debt approximates fair value because the Company’s current borrowing rate does not materially differ from rates that would be obtained by the Company’s Parent as of September 30, 2012 and 2013 and March 31, 2014 (unaudited).

4. Accounts Receivable

Accounts receivable consisted of the following as of September 30, 2011, 2012 and 2013 and March 31, 2014 (unaudited) (in thousands):

	2011	2012	2013	2014
Trade accounts receivable	$30,213	49,513	24,071	33,118
Less allowance for doubtful	(539)	(370)	(526)	(506)

Trade accounts receivable, net	29,674	49,143	23,545	32,612
Current portion of receivables—sales type leases	3,927	1,570	—	—

Total accounts receivable, net	$33,601	50,713	23,545	32,612

5. Inventories

Inventories consisted of the following as of September 30, 2011, 2012 and 2013 and March 31, 2014 (unaudited) (in thousands):

	2011	2012	2013	2014
Parts and supplies	$26,267	28,560	21,553	25,220
Work-in-progress	33,698	66,319	40,416	50,223
Finished goods	4,939	—	—	—

Total inventories	$64,904	94,879	61,969	75,443

6. Receivables—Sales—Type Leases

The Company occasionally leases equipment to customers under sales-type agreements with minimum lease periods ranging from one to five years. A portion of the lease payments received is applied toward a specified purchase price at the end of the initial lease term.

As of September 30, 2011, 2012 and 2013, the components of the net investment in sales-type leases, all of which are included in sales-type leases receivable, were as follows (in thousands):

	2011	2012	2013
Total minimum lease payment receivable	$12,286	4,712	—
Less allowance for doubtful	(1,787)	(611)	—

Net receivable	10,499	4,101	—
Less current portion	(3,927)	(1,570)	—

Long-term portion	$6,572	2,531	—

As of September 30, 2013, all sales-type lease receivables were paid in full.

7. Rental Equipment

The following is a summary of rental equipment as of September 30, 2011, 2012 and 2013 and March 31, 2014 (unaudited) (in thousands):

	2011	2012	2013	2014
Rental equipment, at cost	$454,452	541,290	602,874	623,212
Less accumulated depreciation	(174,418)	(192,431)	(211,262)	(219,013)

Rental equipment, net	$280,034	348,859	391,612	404,199

The Company’s rental equipment consists principally of compressor units used in the transmission of natural gas. The units are generally leased under operating leases for a minimum six month period. At the expiration of the initial lease term, the lessee may elect to continue renting on a monthly basis or negotiate a new contract. Depreciation expense for this rental equipment for the years ended September 30, 2011, 2012 and 2013, was approximately $26,081,000, $28,047,000 and $32,441,000, respectively, and for the six months ended March 31, 2013 and 2014 (unaudited) was approximately $15,594,000 and $17,519,000, respectively.

As of September 30, 2011, 2012 and 2013 and March 31, 2014 (unaudited), the net investment in equipment leased to customers under operating leases was as follows (in thousands):

	2011	2012	2013	2014
Rental equipment, at cost	$377,220	465,524	501,391	521,195
Less accumulated depreciation	(131,909)	(144,781)	(154,127)	(168,719)

Rental equipment, net	$245,311	320,743	347,264	352,476

The Company sold rental equipment having a net book value of approximately $7,340,000, $4,015,000 and $2,878,000 during the years ended September 30, 2011, 2012 and 2013, respectively, and $1,843,000 and $5,389,000 for the six months ended March 31, 2013 and 2014 (unaudited), respectively.

8. Property, Plant and Equipment

The following is a summary of property, plant and equipment as of September 30, 2011, 2012 and 2013 and March 31, 2014 (unaudited) (in thousands):

	2011	2012	2013	2014
Land	$1,041	976	1,126	1,126
Buildings and improvements	20,272	29,348	31,346	31,810
Machinery and equipment	20,603	22,900	24,778	24,972
Transportation equipment	7,769	10,008	10,687	10,864
Construction-in-progress	2,993	2,590	355	923

	52,678	65,822	68,292	69,695
Less accumulated depreciation	(32,041)	(34,691)	(38,673)	(40,612)

Property, plant and equipment, net	$20,637	31,131	29,619	29,083

Depreciation expense for property, plant and equipment for the years ended September 30, 2011, 2012 and 2013, was approximately $2,846,000, $3,067,000, and $4,176,000, respectively, and $2,048,000 and $2,119,000 for the six months ended March 31, 2013 and 2014 (unaudited), respectively, after reclassification to discontinued operations.

9. Other Assets

Other assets consisted of the following as of September 30, 2011, 2012 and 2013 and March 31, 2014 (unaudited) (in thousands):

	2011	2012	2013	2014
Due from related party	$15,662	15,662	—	—
Long-term portion of receivables- sales type leases	6,572	2,531	—	—
Other	3,773	1,689	1,555	1,555

Total other assets	$26,007	19,882	1,555	1,555

10. Related Party Debt

The Company participates with its Parent in a credit agreement (the “Credit Agreement”), as amended, most recently on February 15, 2013, with a group of lenders (the “Lenders”), including Bank of America, N.A. (the “Administrative Agent”), which enables the Parent to borrow up to the lesser of a maximum principal amount or a defined borrowing base. At September 30, 2013, the Parent’s maximum principal amount was $350 million and its total defined borrowing base was $834 million. At September 31, 2013 and March 31, 2014 (unaudited), the Parent’s outstanding indebtedness was $186 million and $239.8 million, respectively. At September 30, 2011, 2012 and 2013 and March 31, 2014 (unaudited), the Company’s share of the Parent’s borrowing under the Credit Agreement was $64,307,000, $105,234,000, $94,313,000 and $95,803,000, respectively.

Advances under the Credit Agreement are due and payable on March 31, 2016, with interest payable periodically at varying interest rates, at the Parent’s option, based on either the Administrative Agent’s prime rate or the London Interbank Offered Rate (“LIBOR”), the duration of the applicable borrowing, and the Parent’s defined leverage ratio. Commitment fees on the Parent’s unused available portion of the Credit Agreement vary from .2% to .4% depending on the Parent’s defined leverage ratio.

The Credit Agreement includes covenants which, among other things, creates a maximum leverage ratio and imposes restrictions with respect to additional indebtedness, investments, liens, capital expenditures, and restricted payments. As of September 30, 2011, 2012 and 2013 and March 31, 2014, the Parent was in compliance with the covenants.

Repayment of advances under the Credit Agreement are guaranteed by, and secured by, a 100% equity interest in certain of the Parent’s domestic subsidiaries, and a 65% equity interest in foreign subsidiaries. As of September 30, 2013 and March 31, 2014 (unaudited), the Company’s average interest rate under the Credit Agreement was 1.4724% and 1.6191%, respectively.

The Company paid interest to its Parent of approximately $3,074,000, $3,019,000 and $2,199,000 for the years ended September 30, 2011, 2012 and 2013, respectively, and $1,210,000 and $995,000 for the six months ended March 31, 2013 and 2014 (unaudited), respectively.

11. Commitments and Contingencies

Non-Cancellable Operating Leases

The Company has entered into certain non-cancelable operating leases that have initial or remaining lease terms of one year or more. Future minimum rental payments as of September 30, 2013, on these leases for each of the next five years and thereafter ending September 30, are as follows (in thousands):

2014	$936
2015	541
2016	159
2017	50
2018 and thereafter	—

Total	$1,686

Rental expense on these leases was approximately $1,538,000, $1,072,000 and $1,235,000 for the years ended September 30, 2011, 2012, and 2013, respectively, and $624,000 and $649,000 for the six months ended March 31, 2013 and 2014 (unaudited), respectively.

Tax Returns

The Company’s Parent is subject to audits of its tax returns for federal and state taxes. The Parent is currently not going through any such audits.

The Parent’s federal tax returns for fiscal years after 2010 are subject to examination by appropriate tax authorities.

Litigation

The Company is involved in several legal proceedings arising in the ordinary course of business. Management, after review and consultation with legal counsel, believes that the ultimate success of the legal proceedings is reasonably possible or remote and the ultimate aggregate liability, if any, resulting from such proceedings will not be material to the consolidated financial position of the Company.

12. Income Taxes

The Parent, the Company, and other domestic subsidiaries of the Parent file a consolidated income tax return. As a result, the Parent and the Company have entered into an income tax sharing arrangement whereby the Company is allocated its share of taxable income and expenses and the Company pays (receives) its share of income taxes expenses (benefits) to (from) the Parent.

Provision for income tax expense (benefit) for the years ended September 30, 2011, 2012 and 2013, and for the six months ended March 31, 2013 and 2014 (unaudited) consisted of the following (in thousands):

	Years Ended September 30,			Six Months Ended March 31,
	2011	2012	2013	2013	2014
Federal income tax expense (benefit):
Current	$(2,947)	(3,256)	6,230	6,079	8,577
Deferred	13,031	19,470	12,205	5,661	(1,752)

Federal income tax expense	10,084	16,214	18,435	11,740	6,825

State income tax expense (benefit):
Current	—	979	800	1,228	486
Deferred	—	(2,118)	(182)	(364)	16

State income tax expense	1,353	(1,139)	618	864	502

Foreign income tax expense:
Current	—	—	—	—	98
Deferred	—	—	—	—	—

Foreign income tax expense	—	—	—	—	98

Total income tax expense	$11,437	15,075	19,053	12,604	7,425

A reconciliation between the expected tax expense and the income tax provisions for the years ended September 30, 2011, 2012 and 2013, and for the six months ended March 31, 2013 and 2014 (unaudited) is as follows (in thousands):

	Years Ended September 30,			Six Months Ended March 31,
	2011	2012	2013	2013	2014
Expected tax expense using the U.S. current Federal statutory rate:	$11,151	16,109	19,556	11,580	6,848
Domestic production deduction	(586)	—	(594)	(318)	(318)
State income taxes	(655)	(231)	(290)	(302)	(176)
Non-deductible items:
Foreign subsidiary gain	(60)	(176)	98	7	77
Deferred compensation	132	387	251	100	160
Meals, entertainment and other	57	103	106	100	94
Other	45	22	(692)	573	140

Provision for:
Federal income taxes	10,084	16,214	18,435	11,740	6,825
State income taxes	1,353	(1,139)	618	864	502
Foreign income taxes	—	—	—	—	98

Provision for income taxes	$11,437	15,075	19,053	12,604	7,425

The tax effect of temporary differences that give rise to significant portions of the current deferred income tax assets and noncurrent deferred income tax liabilities as of September 30, 2011, 2012 and 2013 and March 31, 2014 (unaudited) are as follows (in thousands):

	2011	2012	2013	2014
Deferred income tax assets:
Accounts receivable allowance	$189	129	184	177
Self-insurance	464	390	174	213
Warranty reserve	172	472	607	670
Accrued compensation	956	830	1,012	1,860
Stock compensation	595	781	808	896
Inventory allowance	701	525	1,062	957
Unicap	65	66	97	97
Other	65	97	59	—

Total deferred income tax assets	3,207	3,290	4,003	4,870

Deferred income tax liabilities:
Rental and property and equipment, primary due to differences in depreciation methods	78,356	96,082	108,974	110,182
Other	3,557	3,266	3,110	3,126

Total deferred income tax	81,913	99,348	112,084	113,308

Net deferred income tax liability	$78,706	96,058	108,081	108,438

A valuation allowance is provided when, more likely than not, some portion of the deferred tax assets will not be realized. Management believes that taxable income of the Company will, more likely than not, be sufficient to fully recognize deferred tax assets.

During the years ended September 30, 2011, 2012 and 2013, the Company made federal income tax payments to the Parent of approximately $1,200,000, $-0-, and $7,954,000, respectively, and state income tax payments of approximately $471,000, $669,000 and $696,000, respectively. During the six months ended

March 31, 2013 and 2014 (unaudited), the Company made federal income tax payments to the Parent of approximately $3,875,000 and $1,800,000, respectively, and state income tax payments of approximately $75,000 and $390,000, respectively.

13. Employee Benefit Plans

The Parent has established a defined contribution plan (the “Plan”) under Section 401(k) of the Internal Revenue Code. The Plan allows substantially all employees to defer up to 100% (subject to applicable limitations) of their income on a pre-tax basis through contributions to the Plan. In accordance with the Plan, the Company may, at its option and subject to applicable limitations, match employee contributions up to a maximum of 100% of the employee’s income.

Employees become vested in the Company’s contributions over a four year period or upon death, disability, or attainment of age 59-1/2. The Company’s total 401(k) matching contributions were approximately $1,495,000, $2,062,000 and $2,217,000 for the years ended September 30, 2011, 2012 and 2013, respectively, and $1,315,000 and $1,218,000 for the six months ended March 31, 2013 and 2014 (unaudited), respectively.

14. Capital Stock and Stock Options

As discussed in Note 2, the Parent has granted incentive stock options to purchase shares of common stock to executive officers and key employees of the Company.

The exercise price of these options is the fair market value of the common stock at the date of grant, based on independent third party and consistently applied internal appraisals, generally determined at 50-62% of the Parent’s then book value (subject to certain adjustments) at the date of grant. The options are exercisable six months after the date of grant and expire ten years after the date of grant.

Any shares of common stock purchased upon exercise of an incentive stock option are subject to a buy-sell agreement. Under the buy-sell agreements, the related common shares may only be sold back to the Parent, based on the Parent’s then adjusted book value per share, subject to certain adjustments, and multiplied by a vesting percentage ranging from 57.49% to 100% and with a vesting period ranging from five to eight years. In addition, the Parent must purchase the shares of common stock upon the officer’s or employee’s resignation, termination, death or disability, or upon a change of control, and, assuming the option is exercised, the Parent may call the shares five to eight years after the date of grant.

The Parent’s stock option and stock option exercise price activity, relating to options issued to the Company’s executive officers and key employees for the years ended September 30, 2011, 2012, 2013 and for the six months ended March 31, 2014 (unaudited), are as follows:

	2011	2012	2013	2014
Stock Option Activity:
Options outstanding, beginning of period	2,475	2,775	3,155	2,465
Options granted	400	480	430	575
Options exercised	(100)	(100)	(1,120)	—

Options outstanding, end of period	2,775	3,155	2,465	3,040

Stock Option Exercise Prices:
Options outstanding, beginning of period	$113-980	180-980	360-1,070	360-1,290
Options granted	970	1,070	1,290	1,430
Options exercised	113	180	1,360	—

Options outstanding, end of period	$180-980	360-1,070	360-1,290	360-1,430

15. Major Customer and Suppliers

For the years ended September 30, 2011, 2012 and 2013, the Company had revenues from a major customer of approximately $11,000,000, $94,000,000 and $108,000,000 respectively, and $80,000,000 and $17,700,000 for the six months ended March 31, 2013 and 2014 (unaudited), respectively.

For the years ended September 30, 2011, 2012 and 2013, the Company made purchases from a major third party supplier of approximately $35,500,000, $36,200,000 and $27,200,000, respectively, and from a related party of approximately $22,200,000, $47,300,000 and $26,200,000, respectively.

For the six months ended March 31, 2013 and 2014 (unaudited), the Company made purchases from a major third party supplier of approximately $15,500,000 and $22,500,000, respectively, and from a related party of approximately $14,300,000 and $19,900,000, respectively.

16. Related Party Transactions

The Company’s affiliate, Warren Administration Company, a wholly-owned subsidiary of the Parent, provides various shared services for all of the Parent’s subsidiaries. These include legal, human resources, treasury, credit, risk management, tax, air transportation, safety, and environmental services. In addition, Warren Administration Company serves as a clearinghouse for certain of the Company’s expenses that are directly attributable to the Parent’s subsidiaries. These include expenses for employee benefit programs, insurance programs, and vehicle fleet management. These costs are paid by Warren Administration Company then invoiced to subsidiaries for their specific amount.

For the years ended September 30, 2011, 2012 and 2013 and for the six months ended March 31, 2013 and 2014 (unaudited), the Company’s cost for these services were as follows (in thousands):

	Years Ended September 30,			Six months Ended March 31,
	2011	2012	2013	2013	2014
Shared services	$2,193	2,405	2,853	1,491	1,532
Benefits	9,865	11,793	12,499	6,663	7,596
Insurance	1,105	1,277	1,272	957	662
Vehicle costs	5,254	6,192	6,270	3,182	2,903
Other	186	397	255	181	409

	$18,603	22,064	23,149	12,474	13,102

For the years ended September 30, 2011, 2012 and 2013, sales to affiliates were approximately $158,000, $143,000 and $182,000, respectively, and purchases from affiliates were approximately $25,576,000, $51,776,000 and $34,487,000 and $5,176,000, respectively.

For the six months ended March 31, 2013 and 2014 (unaudited), sales to affiliates were approximately $122,000 and $23,000, respectively, and purchases from affiliates were approximately $30,470,000 and $21,854,000, respectively.

In 2012, Warren Administration Company began leasing real estate from the Company. For the years ended September 30, 2012 and 2013, the Company’s lease revenue was $93,000 and $370,000, respectively. For the six months ended March 31, 2013 and 2014 (unaudited), the Company’s lease revenue was $185,000 for both periods.

17. Discontinued Operations

As discussed in Note 1, the Company formed CSA in 2010, but had no significant operations in Australia until July 2011 when CSA purchased an existing business for $5,059,000. Since July 2011, CSA has been primarily engaged in the manufacture and sale of power generation equipment and providing repairs and maintenance activities for natural gas compression equipment. In September 2012, the Company decided to discontinue CSA’s manufacturing segment located in Roma and focus its efforts on repairs and maintenance.

In September 2012, the Company estimated a provision for exit costs related to the discontinued manufacturing segment which is reflected in the gain (loss) from discontinued operations. In the year ended September 30, 2013, the provision was adjusted to reflect actual exit costs and the change is reflected in income (loss) from discontinued operations.

The assets of the discontinued segment consisted of the following at September 30, 2011 and 2012 (in thousands):

	2011	2012
Inventories	$448	36
Property, plant and equipment	916	312

Assets of discontinued operations held for sale included in other current assets	$1,364	348

Income (loss) from discontinued operations consisted of the following for the years ended September 30, 2011, 2012 and 2013 (in thousands):

	2011	2012	2013
Revenue	$464	479	—
Cost of sales	404	5,727	—

Gross income (loss)	60	(5,248)	—
Selling, general and administrative expenses	(1,318)	(1,561)	—
Interest and other income, net	(130)	39	—
Impairment on equipment and goodwill	—	(2,188)	—
Early termination of lease	—	(1,095)	—
Severance pay	—	(275)	—
Inventory write-down	—	(507)	—
Gain on sale of assets held for resale	—	—	129
Other discontinuing exiting costs	—	(518)	144

Income (loss) from discontinued operations	$(1,388)	(11,353)	273

Cash flow from discontinued operations consisted of the following for the years ended September 30, 2011, 2012 and 2013 (in thousands):

	2011	2012	2013
Cash flows from discontinued operating activities:
Income (loss) from discontinued operations	$(1,388)	(11,353)	273
Depreciation	—	382	—
Impairment	—	2,188	—
Deferred revenue	—	(327)	—
Gain on sale of assets held for sale	—	—	(129)
Assets transferred and liabilities assumed by continuing operations	—	3,557	(449)
Amortization of other assets	—	464	—
(Increase) decrease in operating assets:
Trade accounts receivable	1,683	632	—
Inventories	—	2,534	—
Prepaid expenses	—	156	—
Other current assets	—	2,178	—
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	—	(633)	(144)

Net cash provided by (used in) discontinued operating activities	295	(222)	(449)

Cash flows from discontinued investing activities:
Additions to property, plant and equipment	—	(73)	—
Proceeds from sale of assets held for resale	—	—	449

Net cash provided by (used in) discontinued investing activities	—	(73)	449

Net increase (decrease) in cash	295	(295)	—
Cash at beginning of year—discontinued operations	—	295	—

Cash at end of year—discontinued operations	$295	—	—

18. Subsequent Events

The Company has evaluated subsequent events through December 13, 2013, the date the financial statements were available to be issued.